NEWS RELEASE                               BANK OF AMERICA  (logo)
                                           Investor Relations
                                           NC1-007-56-01
                                           100 North Tryon Street
                                           Charlotte, NC  28255
FOR IMMEDIATE RELEASE

June 7, 2000


Contact: Bob Stickler 704-386-8465


                    BANK OF AMERICA COMPLETES STERLING OFFERING

London, June 7, 2000 -- Bank of America Corporation announced today that it has completed its sterling offering of 200 million pounds ($300 million) in fixed-rate notes distributed primarily in Europe.

The ten-year notes bear interest at 6 7/8% per annum. Interest is payable annually on the 7th of June, beginning on June 7, 2001. The notes mature on June 7, 2010.

Bank of America International Limited and The Royal Bank of Scotland plc were the lead managers of the offering. Co-lead managers were Deutsche Bank and Merrill Lynch International.

The issue was not registered with the U.S. Securities and Exchange Commission and was offered exclusively to investors outside the United States. Proceeds will be used for general corporate purposes.

Bank of America, with $656 billion in assets, is the largest bank in the United States. Bank of America stock (ticker: BAC) is listed on the New York, Pacific and London stock exchanges and certain shares are listed on the Tokyo Stock Exchange.

                          www.bankofamerica.com